Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Mirant Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-130935) on Form S-8 of Mirant Corporation of our reports dated February 26, 2009, with respect to the consolidated balance sheets of Mirant Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit), comprehensive income, cash flows and related financial statement schedules for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Mirant Corporation.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, the measurement provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit and Other Postretirement Plans, and FASB Staff Position FIN 39-1, Amendment of FASB Interpretation No. 39 in 2008 and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007.

/s/ KPMG LLP

Atlanta, Georgia

February 26, 2009